Exhibit 8.1
[Letterhead of Debevoise & Plimpton LLP]
February 14, 2011
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354
Delta Air Lines, Inc.
2010-1B EETC Pass Through Certificates
Ladies and Gentlemen:
     We have acted as special United States tax counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on June 28, 2010 (Registration No. 333-167811) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the issuance and sale by the Company today of $100,447,000 face amount of Pass Through Certificates, Series 2010-1B (the “Pass Through Certificates”) pursuant to the Underwriting Agreement dated February 7, 2011 (the “Underwriting Agreement”), among the Company and Goldman Sachs & Co., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”). The Pass Through Certificates have been issued under the Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association) (“U.S. Bank Trust”), as pass through trustee for the trust relating to the Pass Through Certificates (the “Trustee”), as supplemented by the Trust Supplement 2010-1B, dated as of February 14, 2011 (the “Trust Supplement”). As used herein, the term “Prospectus” means the final prospectus supplement relating to the Pass Through Certificates in the form filed with the Commission pursuant to Rule 424(b) under the Act on February 9, 2011.
     In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the

Delta Air Lines, Inc.	2	February 14, 2011
statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Pass Through Trust Agreement, the Trust Supplement, the Underwriting Agreement, the Intercreditor Agreement (as defined in the Trust Supplement), the NPA (as defined in the Trust Supplement), each Participation Agreement, PA Amendment, Indenture and Indenture Amendment relating to an Aircraft (each as defined in the Trust Supplement), the Liquidity Facility (as defined in the Trust Supplement) and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, we are of the opinion that the statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law or state legal conclusions with respect thereto, are accurate in all material respects.
     Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Delta Air Lines, Inc.	3	February 14, 2011

Very truly yours,
/s/ Debevoise & Plimpton LLP